Exhibit 12.1

EDRIS J. SCARBROUGH, ESQ.

Attorney at Law

Admitted in the State of New Hampshire

October 28, 2026

Board of Directors

ZQ Platforms Inc.

1200 Riverplace Blvd, Suite 105-1170

Jacksonville, Florida 32207

Re: ZQ Platforms Inc. – Offering Statement on Form 1-A, as amended

Ladies and Gentlemen:

I have acted as counsel to ZQ Platforms Inc., a Wyoming corporation (the “Company”), in connection with the Company’s offering statement on Form 1-A, as amended (the “Offering Statement”), filed with the U.S. Securities and Exchange Commission (the “Commission”) under Tier 2 of Regulation A promulgated under the Securities Act of 1933, as amended (the “Securities Act”), relating to the proposed offer and sale by the Company, on a continuous basis, of up to 35,000,000 shares of the Company’s common stock, par value US $0.0001 per share (the “Shares”), at an offering price of US $1.00 per Share.

In rendering the opinion set forth below, I have examined and relied upon originals or copies of the following documents: (i) the Offering Statement and the offering circular contained therein; (ii) the Company’s Articles of Incorporation, as amended; (iii) the Company’s Bylaws; (iv) resolutions and written consents of the Company’s Board of Directors; (v) the form of Subscription Agreement filed as Exhibit 4.1 to the Offering Statement; and (vi) such certificates of officers of the Company and of public officials, and such other corporate records and documents, as I have deemed necessary or appropriate for purposes of this opinion.

In my examination, I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as copies, and the authenticity of the originals of such copied documents. As to matters of fact material to this opinion, I have relied upon certificates of officers of the Company and of public officials, without independent verification.

Based upon and subject to the foregoing, and subject to the qualifications and limitations set forth herein, I am of the opinion that the Shares have been duly authorized and that, when issued and sold by the Company pursuant to accepted subscriptions, paid for in accordance with the form of Subscription Agreement as described in the Offering Statement, and after the Offering Statement has been qualified by the Commission, the Shares will be validly issued, fully paid and non-assessable.

This opinion is limited to the Wyoming Business Corporation Act, the applicable provisions of the Wyoming Constitution and the reported judicial decisions interpreting the same. I express no opinion as to the laws of any other jurisdiction, or as to the federal securities laws of the United States or the securities or blue-sky laws of any state. I am not admitted to practice in the State of Wyoming; however, I am generally familiar with the Wyoming Business Corporation Act as currently in effect for purposes of the opinion expressed herein.

This opinion is given as of its date only, and I assume no obligation to update or supplement it to reflect any facts or circumstances that may hereafter come to my attention or any changes in law that may hereafter occur.

I hereby consent to the filing of this opinion as Exhibit 12.1 to the Offering Statement and to the reference to me under the caption “Legal Matters” in the offering circular forming a part of the Offering Statement. In giving this consent, I do not concede that I am an expert within the meaning of Section 7 of the Securities Act or that my consent is required under the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Edris J. Scarbrough

Edris J. Scarbrough, Esq.

Attorney at Law